REGENCY HEALTH SERVICES, INC. Exhibit 4.2

                   NON-QUALIFIED STOCK OPTION AGREEMENT
                   PURSUANT TO THE DIRECTORS STOCK PLAN


                This Option Agreement is made and entered into by and between REGENCY HEALTH SERVICES, INC., a Delaware corporation (the "Company") and ________________ ("Nonemployee Director"), as of the 1st day of July, 199_ (which date is hereinafter referred to as the "Date of Grant"). If Nonemployee Director subsequently becomes employed by a subsidiary of the Company, the term "Company" shall be deemed to refer collectively to Regency Health Services, Inc. and the subsidiary or subsidiaries that employ the Nonemployee Director.

                            R E C I T A L S

                WHEREAS, the Company has adopted the Regency Health Services, Inc. Directors Stock Plan (the "Plan") to encourage ownership in the Company by directors, to strengthen the ability of the Company to attract and retain the services of experienced and knowledgeable individuals as directors, and to provide those individuals with an incentive to continue to work for the best interests of the Company and its shareholders; and

                WHEREAS, the Committee established pursuant to the Plan (the "Committee") believes that the granting of the Option herein described to Nonemployee Director is consistent with the stated purposes for which the Plan was adopted;

                NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the Company and Nonemployee Director agree as follows:

                             A G R E E M E N T

     1. Grant of Option. The Company hereby grants to Nonemployee Director the right and option (hereinafter referred to as the "Option") to purchase an aggregate of Six Thousand (6,000) shares (such number being subject to adjustment as provided in paragraph 10 hereof and Article 4.3 of the Plan) of the common stock of Regency Health Services, Inc. (the "Stock") on the terms and conditions herein set forth. This Option may be exercised in whole or in part and from time to time as hereinafter provided.

     2. Purchase Price.  The price at which Nonemployee
Director shall be entitled to purchase the Stock covered by the Option shall be ____________ Dollars ($____) per share.

     3. Term of Option. The Option hereby granted shall be and remain in force and effect for a period of ten (10) years from the Date of Grant, through and including the normal close of business of the Company on July 1, 200_ ("Expiration Date"), subject to earlier termination as provided in paragraphs 7, 8 and 10 hereof.

     4. Exercise of Option. The Option may be exercised by Nonemployee Director at any time within the time period beginning six (6) months and one day after the grant of the Option, as to all or any part of the shares covered hereby by delivery to the Company of written notice of exercise and payment of the purchase price as provided in paragraphs 5 and 6 hereof.

     In the event of a Change in Control of the Company, any Options under the Plan that are still outstanding and not yet vested or are subject to restrictions shall become immediately one hundred percent (100%) vested and shall be free of any restrictions, as of the first day that the definition of Change of Control has been fulfilled and shall be exercisable for the remaining duration of the term of the Option. All Options that are exercisable as of the effective date of the Change in Control will remain exercisable for the remaining duration of the Options.

     5. Method of Exercising Option. Subject to the terms and conditions of this Option Agreement, the Option may be exercised by timely delivery to the Company of written notice, which notice shall be effective on the date received by the Company (the "Effective Date"). The notice shall state Nonemployee Director's election to exercise the Option, the number of shares in respect of which an election to exercise has been made, the method of payment elected (see paragraph 6 hereof), and the Social Security number of Nonemployee Director. Such notice shall be signed by the Nonemployee Director and shall be accompanied by payment of the purchase price of such shares. In the event the Option shall be exercised by a person or persons other than Nonemployee Director pursuant to paragraph 7 hereof, such notice shall be signed by such other person or persons and shall be accompanied by proof acceptable to the Company of the legal right of such person or persons to exercise the Option. All shares delivered by the Company upon exercise of the Option as provided herein shall be fully paid and nonassessable upon delivery.

     6.  Method of Payment for Options.  Payment for
shares purchased upon exercise of the Option shall be made by the Nonemployee Director by:

         a)             cash or its equivalent;

         b) tendering previously acquired Shares having a Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares tendered upon Option exercise have been held by the Nonemployee Director for at least six (6) months prior to their tender to satisfy the Option Price); and

          c)             a combination of (a) and (b).

     7. Termination of Service on Board of Directors Due to Death or Disability. In the event that Nonemployee Director's service on the Board is terminated by reason of death or disability, to the extent the Option is exercisable as of the date of death or disability, it will remain exercisable at any time prior to its expiration date or for one (1) year after the date of death or disability, whichever period is shorter, by the Nonemployee Director or such person or persons as shall have been named as the Nonemployee Director's legal representative or beneficiary, or by such persons that have acquired the Nonemployee Director's rights under the Option by will or by the laws of descent and distribution. To the extent the Option is not exercisable as of the date of death or disability, the Option will be forfeited and returned to the Company (and shall once again be available for grant under the Plan). In no event shall the Option, or any part thereof, be exercisable after the Expiration Date. The Committee shall have the right to require evidence satisfactory to it of the rights of any person or persons seeking to exercise the Option under this paragraph 7 to exercise the Option.

     8. Termination of Service on Board of Directors for Other Reasons. If the Nonemployee Director's service on the Board is terminated for any reason other than for death or disability, any outstanding Options held by the Nonemployee Director that are not fully vested as of the date of termination are immediately forfeited to the Company (and shall once again become available for grant under the Plan). To the extent an Option is exercisable as of such date, it will remain exercisable for ninety (90) days after the date the Nonemployee Director's service on the Board terminates.

     9. Nontransferability. The Option granted by this Option Agreement shall be exercisable only during the term of the Option provided in paragraph 3 hereof and, except as provided in paragraphs 7 and 8 above, only by Nonemployee Director during his lifetime and while a Nonemployee Director of the Company. The Option granted by this Option Agreement shall not be sold, transferred, pledged, assigned, or otherwise alienated, other than by will, or by the laws of descent and distribution.

     10. Adjustments in Number of Shares and Option Price. In the event a stock dividend is declared upon the Stock, the remaining shares of Stock then subject to this Option shall be increased proportionately without any change in the aggregate purchase price therefor. In the event the Stock shall be changed into or exchanged for a different number or class of shares of stock of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such remaining share of Stock then subject to this Option the number and class of shares of stock into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to the Option.

     11. Delivery of Shares. No shares of Stock shall be delivered upon exercise of the Option until (i) the purchase price shall have been paid in full in the manner herein provided; (ii) applicable taxes required to be withheld have been paid or withheld in full; (iii) approval of any governmental authority required in connection with the Option, or the issuance of shares thereunder, has been received by the Company; and (iv) if required by the Committee, Nonemployee Director has delivered to the Committee an Investment Letter in form and content satisfactory to the Company as provided in paragraph 12 hereof.

     12. Securities Act. The Company shall have the right, but not the obligation, to cause the shares of Stock issuable upon exercise of the Option to be registered under the appropriate rules and regulations of the Securities and Exchange Commission.

     The Company shall not be required to deliver any shares of Stock pursuant to the exercise of all or any part of the Option if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations. The Committee may require that Nonemployee Director, prior to the issuance of any such shares pursuant to exercise of the Option, sign and deliver to the Company a written statement ("Investment Letter") stating (i) that Nonemployee Director is purchasing the shares for investment and not with a view to the sale or distribution thereof; (ii) that Nonemployee Director will not sell any shares received upon exercise of the Option or any other shares of the Company that Nonemployee Director may then own or thereafter acquire except either (a) through a broker on a national securities exchange or (b) with the prior written approval of the Company; and (iii) containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act of 1933 or other applicable federal or state securities laws and regulations. Such Investment Letter shall be in form and content acceptable to the Committee in its sole discretion.

     If shares of Stock or other securities issuable pursuant to the exercise of the Option have not been registered under the Securities Act of 1933 or other applicable federal or state securities laws or regulations, such shares shall bear a legend restricting the transferability thereof, such legend to be substantially in the following form:

     "The shares represented by this certificate have not been registered or qualified under federal or state securities laws. The shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to the federal or state securities laws, and the availability of any exemption or the inapplicability of such securities laws must be established by an opinion of counsel, which opinion and counsel shall both be reasonably satisfactory to the Company."

     13. Federal and State Taxes. Upon exercise of the Option, or any part thereof, the Nonemployee Director may incur certain liabilities for federal, state, or local taxes and the Company may be required by law to withhold such taxes for payment to taxing authorities. Upon determination by the Company of the amount of taxes required to be withheld, if any, with respect to the shares to be issued pursuant to the exercise of the Option, Nonemployee Director shall pay all Federal, state, and local tax withholding requirements by having the Company withhold Stock (to the extent that Stock is issued pursuant to the Award) having a Fair Market Value on the date that tax is to be determined equal to the tax otherwise required by the withheld.
     14. Definitions: Copy of Plan. To the extent not specifically provided herein, all capitalized terms used in this Option Agreement shall have the same meanings ascribed to them in the Plan. By the execution of this Agreement,
Nonemployee   Director   acknowledges  receipt  of  a  copy  of  the  Plan.

     15. Administration. This Option Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Committee with respect thereto and to this Option Agreement shall be final and binding upon Nonemployee Director and the Company. In the event of any conflict between the terms and conditions of this Option Agreement and the Plan, the provisions of the Plan shall control.

     16. Continuation of Service. This Option Agreement shall not be construed to confer upon Nonemployee Director any right to continue his service on the Board of the Company and shall not limit the right of the Company, in is sole discretion, to terminate the service of Nonemployee Director at any time.

     17. Obligations to Exercise. Nonemployee Director shall have no obligation to exercise any option granted by this Agreement.

     18. Governing Law. This Option Agreement shall be interpreted and administered under the laws of the State of Delaware.

     19. Amendments. This Option Agreement may be amended only by a written agreement executed by the Company and Nonemployee Director. The Company and Nonemployee Director acknowledge that changes in federal tax laws enacted subsequent to the Date of Grant, and applicable to stock options, may provide for tax benefits to the Company or Nonemployee Director. In any such event, the Company and Nonemployee Director agree that this Option Agreement may be amended as necessary to secure for the Company and Nonemployee Director any benefits that may result from such legislation. Any such amendment shall be made only upon the mutual consent of the parties, which consent (of either party) may be withheld for any reason.

     IN WITNESS WHEREOF, the Company has caused this Option agreement to be duly executed by its officers thereunto duly authorized, and Nonemployee Director has hereunto set his hand as of the day and year first above written.

"COMPANY"                                         "NONEMPLOYEE DIRECTOR"

REGENCY HEALTH SERVICES, INC.


By:__________________________            ______________________________________
    Richard K. Matros                        (Name of Nonemployee Director)
    Chief Executive Officer